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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   DRATT, ARNOLD
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   (Last)               (First)                 (Middle)

   422 West Wellington Avenue
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                                    (Street)

   Chicago                          Illinois                      60657
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


                     10/1/98
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

                     BINKS SAMES CORPORATION (BIN:AMEX)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


      President and CEO
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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [ X ] Form Filed by One Reporting Person

   [   ] Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                            2. Date Exercisable           (Instr. 4)                                       Derivative
                               and Expiration Date     ------------------------------     4. Conver-       Security:
                               (Month/Day/Year)                              Amount          sion or       Direct      6. Nature of
                            ----------------------                           or              Exercise      (D) or         Indirect
                            Date       Expira-                               Number          Price of      Indirect       Beneficial
1. Title of Derivative      Exer-      tion                                  of              Derivative    (I)            Ownership
   Security (Instr. 4)      cisable    Date            Title                 Shares          Security      (Instr.5)      (Instr. 5)
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Stock Option (Right to Buy) 10/1/98    10/1/08         Capital Stock         100,000      $17.25         D
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Explanation of Responses:




/s/ Arnold Dratt
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


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